Exhibit 99.1

PRESS RELEASE

January 10, 2005

Blue Ridge Real Estate Company and Big Boulder Corporation Report Financial Results for the Fiscal Year 2004.

BLAKESLEE, PA. Blue Ridge Real Estate Company and Big Boulder Corporation (OTC:BLRGZ) today announced that revenues for its fiscal year ended October 31, 2004 were $18,095,471, down 9%, compared to $19,861,618 in the comparable period in 2003. The change is primarily related to reduced revenues in ski (down approximately $528,000), timber (down approximately $895,000) and land sales (down approximately $404,000). Ski revenue decreased due to adverse weather conditions. Timber and land sales are dependent upon the timing of when management enters into contracts.

Net income was $6,246,107 or $3.26 basic earnings per share. For the comparable 2003 period, the company reported a net loss of $879,137 or $.45 basic loss per share. The change is primarily attributed to the sale of the Dreshertown Shopping Center resulting in a pretax gain of $12,026,867 and the sale of four communication towers resulting in a pretax gain of $1,086,356. These gains were offset by an accounting principle change regarding deferred ski operating costs which are no longer being deferred and are expensed as incurred. The proceeds from the sale of the Dreshertown Shopping Center were used to purchase two new properties valued at approximately $20,000,000 completing a 1031 tax deferred exchange. The new properties are Oxbridge Square Shopping Center, located in Richmond, VA and Coursey Commons Shopping Center, located in Baton Rouge, LA.

Blue Ridge Real Estate Company, incorporated in Pennsylvania in 1911, is believed to be one of the largest owners of investment property in Northeastern Pennsylvania. Blue Ridge owns 18,690 acres of land predominately located in the Pocono Mountains. Of this acreage, 13,952 acres are held for investment and 4,738 are held for development. Income is derived from these lands through leases, selective timbering by others, condemnation, sales and other dispositions. Blue Ridge also owns the Jack Frost Mountain Ski Area, which is leased to Jack Frost Mountain Company, a retail store leased to Wal-Mart, two shopping centers and 11 residential investment properties.

Big Boulder Corporation was incorporated in Pennsylvania in 1949. Big Boulder’s major assets are 925 acres of land, which includes a 175-acre lake, the Big Boulder Ski Area, and the Mountain’s Edge Restaurant. Of the 925 acres, 539 acres are held for investment and 386 acres are held for development. The principal source of revenue for Big Boulder is derived from the Big Boulder Ski Area which is leased to Lake Mountain Company.

CONTACT: Blue Ridge Real Estate Company, Christine A. Liebold, Corporate Secretary, Phone: 570-443-8433

BLUE RIDGE REAL ESTATE COMPANY and SUBSIDIARIES
AND
BIG BOULDER CORPORATION and SUBSIDIARIES

COMBINED STATEMENTS OF OPERATIONS
AND EARNINGS RETAINED IN THE BUSINESS
for the years ended October 31, 2004, 2003 and 2002 and
the seven months ended October 31, 2001

	10/31/04	10/31/03	10/31/02

Revenues:
Ski operations	$9,742,230	$10,269,984	$10,015,075
Real estate management	3,236,598	3,129,394	3,029,396
Summer recreation operations	1,944,023	1,876,724	2,439,963
Land resource management	1,321,443	2,620,907	1,280,021
Rental income	1,851,177	1,964,609	1,871,456

	18,095,471	19,861,618	18,635,911

Costs and expenses:
Ski operations	12,454,119	10,669,427	10,108,567
Real estate management	2,986,785	2,750,152	2,585,552
Summer recreation operations	1,660,939	1,738,786	2,250,002
Land resource management	1,125,127	585,137	523,542
Rental income	981,635	3,256,216	968,084
General and administration	898,315	1,055,746	703,976
Asset impairment loss	1,021,034	0	0

	21,127,954	20,055,464	17,139,723

(Loss) income from operations	(3,032,483)	(193,846)	1,496,188

Other income (expense):
Interest and other income	13,103,831	22,475	18,066
Interest expense	(661,241)	(424,766)	(374,905)

	12,442,590	(402,291)	(356,839)

(Loss) income before income taxes	9,410,107	(596,137)	1,139,349

Provision (credit) for income taxes:
Current	18,000	(14,000)	14,000
Deferred	3,146,000	297,000	438,591

	3,164,000	283,000	452,591

Net (loss) income	6,246,107	(879,137)	686,758

Earnings retained in business:
Beginning of year	9,287,074	10,166,211	9,479,453

End of year	$15,533,181	$9,287,074	$10,166,211

Basic earnings (loss) per weighted average combined share	$3.26	($0.45)	$0.36
Basic and diluted (loss) earnings per weighted average combined share	$3.19	($0.45)	$0.36

BLUE RIDGE REAL ESTATE COMPANY and SUBSIDIARIES
AND
BIG BOULDER CORPORATION and SUBSIDIARIES

COMBINED BALANCE SHEETS
October 31, 2004 and 2003

ASSETS	10/31/04	10/31/03

Current Assets:
Cash and cash equivalents (all funds are interest bearing)	$89,739	$178,315
Accounts receivable and notes receivable	506,993	705,408
Inventories	246,394	295,828
Prepaid expenses and other current assets	833,658	822,537
Deferred operating costs	0	2,509,778
Deferred tax asset	85,000	0

Total current assets	1,761,784	4,511,866

Cash held in escrow	134,907	309,308

Notes receivable noncurrent	299,986	353,238

Land and land development costs (5,124 acres per land ledger)	4,527,937	918,860

Properties:
Land held for investment, principally unimproved (14,615 and 14,389, respectively, acres per land ledger)	6,366,791	1,791,594

Land improvements, buildings and equipment	71,363,736	53,309,527

	77,730,527	55,101,121
Less accumulated depreciation and amortization	38,993,172	35,944,275

	38,737,355	19,156,846

Assets held for sale	0	2,710,292

	$45,461,969	$27,960,410

LIABILITIES AND SHAREHOLDERS' EQUITY	10/31/04	10/31/03

Current Liabilities:
Notes payable — line of credit	$1,493,000	$1,188,000
Current installments of long-term debt and capital lease obligations	3,510,746	7,101,661
Accounts and other payables	1,708,615	979,509
Accrued claims	99,282	250,942
Deferred revenue	747,638	737,533
Accrued pension expense	615,198	733,710
Accrued liabilities	691,167	824,998
Deferred income taxes	0	832,000

Total current liabilities	8,865,646	12,648,353

Long-term debt and capital lease obligations, less current installments	14,871,062	3,889,095

Deferred income non-current	515,631	515,631

Other non-current liabilities	5,764	12,572

Deferred income taxes	5,434,000	1,371,000

Commitments and contingencies
Combined shareholders’ equity:
Capital stock, without par value, stated value $.30 per combined share, Blue Ridge and Big Boulder each authorized 3,000,000 shares, each issued 2,198,148 shares	659,444	659,444
Capital in excess of stated value	1,461,748	1,461,748
Compensation recognized under employee stock plans	200,900	200,900
Earnings retained in the business	15,533,181	9,287,074

	17,855,273	11,609,166

Less cost of 282,018 shares of capital stock in treasury as of October 31, 2004 and 2003, respectively.	2,085,407	2,085,407

	15,769,866	9,523,759

	$45,461,969	$27,960,410